Exhibit 99.1
Ambac Announces Third Quarter 2015 Results
Third Quarter 2015 Net Loss of $391.0 million
Driven by $514.5 million Goodwill Impairment Charge
Third Quarter 2015 Operating Earnings of $170.5 million, or $3.77 per Diluted Share
Book Value per share of $30.10 and
Adjusted Book Value per share of $17.81 at September 30, 2015
Insured Portfolio Decreased by 8% and Adversely Classified Credits Decreased by 4%

NEW YORK, NY, November 9, 2015 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the “Company”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today reported results for the three months ended September 30, 2015.
Commenting on today’s announcement, Nader Tavakoli, Interim President and Chief Executive Officer, said, “During the third quarter we continued Ambac’s positive financial trajectory. While we generated a net loss in the third quarter, which was driven by a goodwill impairment charge, operating earnings were $170.5 million, or $3.77 per fully diluted share, which contributed to an increase in Adjusted Book Value to $17.81 per share. Importantly, we continue to execute against our strategic goals. For example, during the third quarter we reduced the size of our insured book by another $11 billion, including a 4% reduction in our Adversely Classified Credits; we continue to proactively seek risk and loss mitigation wherever economically prudent; we are taking steps to cut expenses, including an 8% headcount reduction since the beginning of 2015; we are aggressively pursuing our RMBS litigation, where we received a favorable summary judgment ruling in our case against Countrywide/Bank of America; and we continue to explore options regarding a recapitalization or ways to otherwise conclude the rehabilitation process of the Segregated Account.”
Mr. Tavakoli continued, "Nevertheless, our guarantees of various obligations of entities affiliated with Puerto Rico continue to be an overhang. We are devoting substantial resources to protecting our interests and will be zealous in enforcing our contractual and legal rights. To this end, working with the Puerto Rico Highways and Transportation Authority ("HTA"), we expect to achieve shortly the cancellation of $228.5 million net par (equating to approximately $493 million of aggregate lifetime net principal and interest) of our insured HTA bonds, eliminating this risk from our insured portfolio. We want to stress again that there is no possibility that our policies can be accelerated under any default scenario except at the sole option of Ambac Assurance. We firmly believe that the Commonwealth's current fiscal problems have resulted from, and are being exacerbated by, mistaken policy choices rather than a longer term inability to meet its obligations. We continue to urge the Commonwealth to focus on necessary fiscal and structural reforms and to engage in consensual discussions with its creditors."

Net Income (loss) and Operating Earnings
The third quarter of 2015 produced a net loss of $391.0 million, or $8.66 per diluted share, compared to net income of $282.7 million, or $6.05 per diluted share, in the second quarter of 2015. Operating earnings in the third quarter of 2015 were $170.5 million, or $3.77 per diluted share, compared to $266.0 million, or $5.70 per diluted share in the second quarter of 2015.
The third quarter 2015 net loss was driven by a $514.5 million goodwill impairment charge. Relative to the second quarter of 2015, net loss and operating earnings were impacted by a lower benefit within loss and loss expenses, larger derivative product losses caused by steeper declines in interest rates and lower net investment income, which were somewhat offset by higher accelerated premiums earned and higher income from the change in fair value of credit derivatives driven by the reversal of unrealized losses on contract terminations. Net income was also adversely impacted by net VIE losses compared to net VIE income in the second quarter of 2015.
As a result of the application of Fresh Start accounting in connection with Ambac’s emergence from bankruptcy in 2013, goodwill of $514.5 million was recorded representing the excess reorganization value which could not be attributed to the fair value of specific identified tangible and intangible assets. As of September 30, 2015 Ambac concluded goodwill was fully impaired.  The goodwill impairment charge was the result of substantial decreases in the Financial Guarantee reporting unit's fair value simultaneously with substantial increases in the fair value of its net assets.  The fair value of the reporting unit decreased significantly due to a material decrease in Ambac's market capitalization components, including the trading values of its stock.  The fair value of net assets increased significantly primarily as a result of a decrease in the estimated fair value of financial guarantee liabilities, which was primarily driven by wider Ambac credit spreads and positive development of loss and loss expense reserves.

Ambac's Third Quarter 2015 Summary Results
			Better (Worse)
($ in millions, except per share data)	3Q15	2Q15	Amount	Percent
Net premiums earned	$71.5	$60.9	$10.6	17%
Net investment income	64.2	64.8	(0.6)	(1)%
Other than temporary impairment losses	(9.2)	(1.0)	(8.2)	(820)%
Net realized investment gains	2.1	(5.4)	7.5	139%
Net change in fair value of credit derivatives	37.0	10.3	26.7	259%
Derivative products revenue	(65.1)	51.0	(116.1)	(228)%
Net realized gains (losses) on extinguishment of debt	1.4	(1.2)	2.6	217%
Income (loss) on Variable Interest Entities ("VIEs")	(21.4)	52.6	(74.0)	(141)%
Loss and loss expenses (benefit)	(133.2)	(147.5)	(14.3)	(10)%
Interest and underwriting and operating expenses	54.9	54.0	(0.9)	(2)%
Goodwill impairment	514.5	—	(514.5)	—%
Insurance intangible amortization	39.7	38.1	(1.6)	(4)%
Net income (loss) attributable to Common Shareholders	(391.0)	282.7	(673.7)	(238)%
Net income (loss) per diluted share	($8.66)	$6.05	($14.71)	(243)%
Operating earnings [1]	170.5	266.0	(95.5)	(36)%
Operating earnings per diluted share [1]	$3.77	$5.70	($1.93)	(34)%
Book value	1,355.0	1,772.9	(417.9)	(24)%
Book value per share	$30.10	$39.39	($9.29)	(24)%
Adjusted book value [1]	801.6	741.9	59.7	8%
Adjusted book value per share [1]	$17.81	$16.49	$1.32	8%

[1]	Non-GAAP Financial Data

Net Premiums Earned
Net premiums earned include normal premiums and accelerated premiums, which result from calls and other policy accelerations. For the third quarter of 2015, net premiums earned were $71.5 million, as compared to $60.9 million in the second quarter of 2015, including accelerations of $28.4 million and $13.7 million, respectively. Normal premiums earned were impacted by the runoff of the insured portfolio as well as pre-refundings of insured securities. The maturity date of pre-refunded securities is shortened to a specified call date from their legal maturity. Although premium revenue recognition is not accelerated in the period of the pre-refunding, the shorter maturity date will increase normal premiums earned over the remaining life of the related policy. Structured finance normal premiums earned were impacted by decreased collectability of premiums related to certain transactions. In the third quarter and second quarter of 2015, accelerated premiums earned primarily related to public finance bonds issued mainly in 2004 and 2005.
The following table provides a summary of net premiums earned for the three month periods ended September 30, 2015 and June 30, 2015, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	September 30, 2015	June 30, 2015
Public Finance	$24.4	$25.5
Structured Finance	7.6	10.5
International Finance	11.1	11.2
Total normal premiums earned	43.1	47.2
Accelerated earnings	28.4	13.7
Total net premiums earned	$71.5	$60.9
Net Investment Income
Net investment income for the third quarter of 2015 was $64.2 million, as compared to $64.8 million for the second quarter of 2015. Financial Guarantee net investment income for the third quarter of 2015 was $61.3 million, $1.2 million lower than second quarter primarily as a result of losses in the trading portfolio offset by an increase in income from Ambac insured residential mortgage backed securities ("RMBS"). Included in Financial Guarantee net investment income were mark-to-market losses on invested assets classified as trading of $2.5 million in the third quarter of 2015, compared to gains of $1.4 million in the second quarter of 2015, resulting primarily from deterioration in high-yield and emerging market investments held by Ambac UK. Financial Services investment income contributed to the decline in net investment income as the balance of investment agreement assets has shrunk to fund investment agreement maturities and calls. Corporate investment income was $2.8 million for the third quarter of 2015, compared with $2.1 million from the second quarter of 2015. Corporate investment income benefited from the acquisition of Ambac insured RMBS.
Net Other-Than-Temporary Impairments
Net other-than-temporary impairments of invested assets recognized in earnings was $9.2 million in the third quarter of 2015 compared to $1.0 million in the second quarter of 2015. Net other-than-temporary impairments in both periods were primarily related to changes in expected cash flows on certain Ambac insured RMBS securities held in the investment portfolio.
Net Realized Investment Gains (Losses)
Net realized investment gains for the third quarter of 2015 were $2.1 million, as compared to a loss of $5.4 million for the second quarter of 2015. The third quarter 2015 included net losses from investment sales at Ambac Assurance conducted in the normal course of managing the investment portfolio whereas the second quarter 2015 included net gains from such investment sales. Net realized investment gains (losses) for the third quarter and second quarter of 2015 also included $4.2 million and $(7.6) million, respectively, of net foreign exchange gains (losses) primarily related to Ambac UK’s US dollar denominated investments.
Net Change in Fair Value of Credit Derivatives
The gain attributable to the change in fair value of credit derivatives for the third quarter of 2015 was $37.0 million compared with a gain of $10.3 million for the second quarter of 2015. The change in the fair value of credit derivatives for the third quarter of 2015 was primarily due to the reversal of unrealized losses on adversely classified student loan credit default swaps in connection with the termination of these contracts in addition to improved reference obligation pricing on certain other transactions, partially offset by the impact of incorporating Ambac Assurance credit valuation adjustment (“Ambac CVA”). The change in the fair value of credit derivatives for the second quarter of 2015 reflected the impact of a higher Ambac CVA reflecting a negative shift in market perception of Ambac's credit at the end of the second quarter and improved pricing on certain reference obligation securities. The impact of incorporating the Ambac CVA resulted in gains (losses) within the overall change in fair value of credit derivative liabilities of $(17.0) million for the third quarter of 2015 and $7.5 million for the second quarter 2015. Credit derivative fees earned were $1.7 million in the third quarter of 2015 and $0.4 million in the second quarter of 2015.

Derivative Products
The derivative products portfolio, which includes the macro hedge and other swaps, is positioned to generate gains in a rising interest rate environment in order to provide an economic hedge against the impact of rising rates within the financial guarantee insurance and investment portfolios. Net losses reported in derivative products revenue for the third quarter of 2015 were $65.1 million versus a $51.0 million gain in the second quarter of 2015. Derivative products revenue generally reflects net mark-to-market gains (losses) in the portfolio caused by rising (falling) interest rates and the impact of incorporating the Ambac CVA on uncollateralized derivative liabilities. Results in derivative product revenues in the third quarter of 2015 were primarily driven by mark-to-market losses in the portfolio caused by declines in interest rates during the periods, net of the impact of the Ambac CVA. Additionally, counterparty credit valuation adjustments on certain interest rate swap assets increased the overall mark-to-market loss. Derivative products revenue for the second quarter of 2015 reflects gains caused by rising interest rates and an increase in the Ambac CVA, partially offset by a $12.3 million charge related to the downgrade of a counterparty to uncollateralized swaps. The Ambac CVA increased in the second quarter of 2015 as a result of negative market perception of Ambac credit risk as of June 30, 2015. Inclusion of the Ambac CVA in the valuation of financial services derivatives resulted in gains within derivative product revenue of $3.8 million for the third quarter of 2015, compared with gains of $3.0 million for the second quarter of 2015.
Income (Loss) on Variable Interest Entities ("VIEs")
Loss on VIEs for the third quarter of 2015 was $21.4 million compared to income of $52.6 million in the second quarter of 2015. The results for both periods reflect changes to the fair value of net VIE assets driven by the fair value of certain VIE note liabilities that are projected to be paid substantially from Ambac Assurance claims. The fair value of VIE liabilities that include significant projected financial guarantee claims increase (decrease), resulting in mark-to-market losses (gains), as the market's perception of Ambac Assurance's credit quality improves (declines).
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the third quarter of 2015 were a benefit of $133.2 million, as compared to a benefit of $147.5 million for the second quarter of 2015. The third quarter 2015 benefit primarily related to lower estimated losses in RMBS, student loan securities and domestic public finance, which were partially offset by increased losses related to Ambac UK and $40.7 million of interest expense on Deferred Amounts.
The RMBS loss benefit of $179.0 million in the third quarter of 2015, which excludes the impact of the $40.7 million interest expense on Deferred Amounts, was driven by a decrease in first and second lien projected losses.  The lower projected RMBS losses were largely driven by a decline in interest rates which had a positive impact on recoveries.
The student loans loss benefit of $34.9 million was primarily driven by a decline in interest rates in the quarter.
The domestic public finance loss benefit of $29.4 million was largely driven by the positive impact related to the expected cancellation of certain Puerto Rico Highways and Transportation Authority bonds.
The Ambac UK loss of $46.7 million primarily resulted from changes to market rates on Ambac UK policies (foreign exchange and interest rates).
During the third quarter of 2015, net claim and loss expenses recovered, net of reinsurance from all policies, were $26.6 million which included $57.5 million of losses and loss expenses paid and $84.1 million of subrogation received. During the second quarter of 2015, net claim and loss expenses recovered, net of reinsurance from all policies, were $15.8 million which included $64.6 million of losses and loss expenses paid and $80.4 million of subrogation received.

Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.3 billion at September 30, 2015 and $3.4 billion at June 30, 2015. The decline in the loss and loss expense reserves resulted primarily from RMBS, student loans and domestic public finance. The following table provides gross loss and loss expense reserves by bond type at September 30, 2015 and June 30, 2015:

($ in millions)	3Q15	2Q15
RMBS [1]	$1,705	$1,807
Student Loans	625	664
Domestic Public Finance [1]	378	407
Ambac UK	439	409
All other credits	9	12
Loss expenses	99	87
Total [1]	$3,255	$3,386

[1]
Gross loss reserves for September 30, 2015 and June 30, 2015 include accrued interest on Deferred Amounts as follows: RMBS: $448 million and $408 million; Domestic Public Finance: $1 million and $1 million; and Total: $449 million and $409 million, respectively.

As of September 30, 2015, approximately $3.4 billion of Deferred Amounts, including accrued interest payable of $449 million, remain unpaid.
Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of representations and warranties ("R&W") and for fraud related to various RMBS transactions. Gross loss and loss expense reserves as of September 30, 2015 and June 30, 2015 were net of $2.555 billion and $2.557 billion, respectively, of estimated R&W subrogation recoveries. There were no significant changes to the method for estimating R&W subrogation recoveries during the third quarter of 2015.
For policies which have estimated R&W subrogation recoveries as of September 30, 2015, Ambac has estimated ultimate losses of $4.1 billion, which include net paid claims of $2.2 billion, and gross loss reserves of $1.9 billion before estimated R&W subrogation recoveries. Gross loss reserves include Deferred Amounts and accrued interest on Deferred Amounts of $1.3 billion and $198 million, respectively. These estimated ultimate losses exclude estimated ultimate losses of $932 million (including interest on Deferred Amounts) associated with policies that are the subject of litigation filed in December 2014 against transaction sponsors asserting claims only for fraudulent inducement. Ambac’s estimated R&W subrogation recoveries do not include potential recoveries attributed solely to the fraudulent inducement claims in its litigations.
Expenses
Underwriting and operating expenses for the third quarter of 2015 were $25.0 million, compared to $25.9 million for the second quarter of 2015. Expenses decreased primarily due to lower compensation costs related to recent staff reductions.
At the Fresh Start Reporting Date of April 30, 2013, an insurance intangible asset was recorded which represented the difference between the fair value and aggregate carrying value of insurance and reinsurance assets and liabilities. The insurance intangible asset is being amortized over the remaining life of Ambac’s exposures. The insurance intangible amortization expense for the three months ended September 30, 2015 was $39.7 million compared to $38.1 million for the second quarter of 2015.
Interest Expense
Interest expense was $29.9 million for the third quarter of 2015, compared to $28.2 million in the second quarter of 2015. Interest expense includes accrued interest on investment agreements, surplus notes issued by Ambac Assurance and the Segregated Account and interest on a floating rate note issued on July 24, 2015 as part of a RMBS resecuritization transaction executed by Ambac Assurance ("secured borrowing"). Additionally, interest expense includes discount accretion on surplus notes as their carrying value is at a discount to par. The increase in interest expense from the prior quarter reflects interest on the secured borrowing and the impact of higher discount accretion on surplus notes as interest is recognized under the level yield method.
Goodwill Impairment
At the Fresh Start Reporting Date, Ambac revalued its assets and liabilities to estimated fair value. The excess reorganization value which could not be attributed to the fair value of specific identified tangible and intangible assets (“fair value of net assets”) was recorded as goodwill, which was allocated to the Financial Guarantee reporting unit.  Goodwill is not amortized but is subject to impairment testing. Ambac's third quarter 2015 impairment testing indicated the implied fair value of goodwill was zero, and as a result, Ambac recorded a non-cash goodwill impairment charge of $514.5 million at September 30, 2015.
This impairment charge was the result of substantial decreases in the Financial Guarantee reporting unit's fair value and substantial increases in the fair value of its net assets.  The fair value of the Financial Guarantee reporting unit decreased significantly due to a material decrease in Ambac's market capitalization components, including the trading value of its stock.  The Financial Guarantee reporting unit's fair value of net assets increased significantly primarily as a result of a decrease in the estimated fair value of financial guarantee liabilities and, to a lesser extent, a decrease in the fair value of long-term debt.  The fair value decrease in financial guarantee liabilities was primarily driven by wider Ambac credit spreads and positive development of loss and loss expense reserves.
Taxes
The provision for income taxes was $2.8 million for the third quarter of 2015, compared to $3.9 million for the second quarter of 2015. Income tax expense included US Federal alternative minimum taxes of $2.7 million and $3.9 million, respectively.
Net Operating Loss Carry-Forwards ("NOLs")
At September 30, 2015 the Company had $4.6 billion of US Federal net operating loss carry-forwards (“NOLs”), including $1.4 billion at Ambac and $3.2 billion at Ambac Assurance.
Ambac Assurance has utilized all of its post determination date NOLs generated from September 30, 2011 through September 30, 2015; however, additional post determination date NOLs may be generated in the future.
Future taxable income of Ambac Assurance will be subject to annual payments to Ambac by NOL usage tier (see below) and after certain credits and any additional post determination date NOLs, under its NOL tolling agreement with Ambac. A credit is available to offset the first $5 million of payments due under each of the NOL usage Tiers A, B, and C. Since the fourth quarter 2014 through September 30, 2015, Ambac Assurance fully utilized its Tier A credit and accrued approximately $17.8 million of tolling payments, including $6.4 million in the third quarter of 2015.
Tolling payments, if any, accrue quarterly and are paid to Ambac in the second quarter following the year in which they are generated.

NOL Usage Tier	Allocated Ambac Assurance NOL Amount	Applicable Percentage
A	The first $0.479 billion	15%
B	The next $1.057 billion after NOL Usage Tier A	40%
C	The next $1.057 billion after NOL Usage Tier B	10%
D	The next $1.057 billion after NOL Usage Tier C	15%
Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding declined 8% to $119.0 billion at September 30, 2015, from $130.0 billion at June 30, 2015. Much of this is due to the run-off of $8.5 billion of public finance net par. Adversely classified credits of $22.4 billion decreased by $0.9 billion, or 4%, compared to June 30, 2015.
The breakdown of the insured portfolio by sector changed minimally for the third quarter compared to second quarter of 2015. Public finance was 61% of the total net par outstanding, structured finance was 20% and international was 19%. The General Account represented 70% of the total net par outstanding, Ambac UK was 16% and the Segregated Account was 14%.
Balance Sheet
Total assets decreased by approximately $1.2 billion from June 30, 2015 to $24.3 billion at September 30, 2015, primarily due to the (i) impairment of goodwill; (ii) lower premium receivables from runoff and early terminations of the insured portfolio; (iii) amortization of the insurance intangible asset during the period; and (iv) lower VIE assets from changes in foreign currency rates and the deconsolidation of one VIE partially offset by proceeds of $144 million received from the secured borrowing executed during the third quarter.
The fair value of the consolidated non-VIE investment portfolio increased approximately $222 million from June 30, 2015 to $5.7 billion at September 30, 2015, primarily due to proceeds from the secured borrowing and quarter end purchases for securities that will reduce short-term investments at settlement in the fourth quarter of 2015. The fair value of the financial guarantee investment portfolio was $5.3 billion at September 30, 2015, an increase from $5.1 billion at June 30, 2015.
Total liabilities decreased by approximately $829 million from June 30, 2015 to $22.6 billion as of September 30, 2015, primarily as a result of (i) lower loss and loss expense reserves from positive reserve development; (ii) lower unearned premium reserves from runoff and early terminations of the insured portfolio; and (iii) lower VIE liabilities. The decrease in total liabilities was partially offset by an increase in long-term debt due to the issuance of the secured borrowing.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $170.5 million, or $3.77 per diluted share, for the third quarter 2015 as compared to operating earnings of $266.0 million, or $5.70 per diluted share, for the second quarter 2015.
The following table reconciles net income (loss) attributable to common shareholders to the non-GAAP measure, operating earnings, for the three month periods ended September 30, 2015 and June 30, 2015, respectively:

	Three Months Ended		Three Months Ended
	September 30, 2015		June 30, 2015
($ in millions, other than per share amounts)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common shareholders	$(391.0)	$(8.66)	$282.7	$6.05
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(34.1)	(0.76)	(9.7)	(0.21)
Effect of consolidating financial guarantee VIEs	30.5	0.68	(16.4)	(0.35)
Insurance intangible amortization	39.7	0.88	38.1	0.82
Impairment of goodwill	514.5	11.39	—	—
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	14.7	0.32	(25.7)	(0.55)
Fair value (gain) loss on derivatives from Ambac CVA	(3.8)	(0.08)	(3.0)	(0.06)
Operating earnings	$170.5	$3.77	$266.0	$5.70
Weighted-average diluted shares outstanding (in millions)		45.2		46.7
Adjusted Book Value
Adjusted Book Value was $801.6 million, or $17.81 per share, at September 30, 2015, as compared to $741.9 million, or $16.49 per share, at June 30, 2015. The Adjusted Book Value increase from June 30, 2015 to September 30, 2015 of $59.7 million was primarily driven by operating earnings driven by benefits in loss and loss expenses.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	September 30, 2015		June 30, 2015
($ in millions, other than per share amounts)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,355.0	$30.10	$1,772.9	$39.39
Adjustments:
Non-credit impairment fair value losses on credit derivatives	16.3	0.36	50.4	1.12
Effect of consolidating financial guarantee variable interest entities	(327.0)	(7.26)	(363.1)	(8.07)
Insurance intangible asset	(1,279.4)	(28.42)	(1,339.4)	(29.76)
Goodwill	—	—	(514.5)	(11.43)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(84.0)	(1.86)	(80.2)	(1.78)
Net unearned premiums and fees in excess of expected losses	1,208.5	26.84	1,295.2	28.78
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(87.8)	(1.95)	(79.4)	(1.76)
Adjusted Book Value	$801.6	$17.81	$741.9	$16.49
Shares outstanding (in millions)		45.0		45.0
Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income (loss) attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s CVA, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within

Adjusted Book Value consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of non-GAAP measures, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
Earnings Call and Webcast
On November 10, 2015 at 8:00am (ET), Nader Tavakoli, Interim President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss third quarter 2015 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is (855) 427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm. A replay of the call will be available at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 69014900. The webcast will be archived on Ambac's website.
Additional information is included in a financial supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc., ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the 2014 Annual Report on Form 10-K and in Part II, Item 1A of the most recent Quarterly Report on Form 10-Q. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against Ambac Assurance; (6) decisions made by the Rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) our inability to realize the expected recoveries included in our financial statements; (8) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (9) our inability to monetize assets or restructure or exchange outstanding debt and insurance obligations, or the failure of any such monetization, restructuring or exchange to deliver anticipated results; (10) our results of operations may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (11) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (12) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (13) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (14) risks attendant to the change in composition of securities in our investment portfolio; (15) inadequacy of reserves established for losses and loss expenses; (16) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (17) changes in prevailing interest rates; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (20) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (21) risks relating to determinations of amounts of impairments taken on investments; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) our inability to realize value from Ambac Assurance UK Limited; (24) system security risks; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	September 30, 2015	June 30, 2015
Revenues:
Net premiums earned	$71,535	$60,879
Net investment income:
Securities available-for-sale and short-term	65,619	62,278
Other investments	(1,424)	2,475
Total net investment income	64,195	64,753
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(31,743)	(1,391)
Portion of other-than-temporary impairment recognized in other comprehensive income	22,593	371
Net other-than-temporary impairment losses recognized in earnings	(9,150)	(1,020)
Net realized investment gains	2,106	(5,353)
Change in fair value of credit derivatives:
Realized gains and other settlements	1,693	407
Unrealized gains (losses)	35,259	9,886
Net change in fair value of credit derivatives	36,952	10,293
Derivative products	(65,083)	50,999
Net realized gains (losses) on extinguishment of debt	1,420	(1,246)
Other income (loss)	7,150	(1,156)
Income (loss) on variable interest entities	(21,435)	52,603
Total revenues	87,690	230,752
Expenses:
Losses and loss expense (benefit)	(133,213)	(147,477)
Insurance intangible amortization	39,680	38,088
Underwriting and operating expenses	25,006	25,873
Interest expense	29,899	28,173
Goodwill impairment	514,511	—
Total expenses (benefit)	475,883	(55,343)
Pre-tax income (loss)	(388,193)	286,095
Provision for income taxes	2,838	3,917
Net income (loss)	(391,031)	282,178
Less: net loss (gain) attributable to noncontrolling interest	(44)	(517)
Net income (loss) attributable to common shareholders	$(390,987)	$282,695

Net income (loss) per basic share	$(8.66)	$6.26
Net income (loss) per diluted share	$(8.66)	$6.05

Weighted-average number of common shares outstanding:
Basic	45,174,521	45,190,089
Diluted	45,174,521	46,702,772

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Nine Months Ended September 30,
(Dollars in thousands, except share data)	2015	2014
Revenues:
Net premiums earned	$198,132	$212,391
Net investment income:
Securities available-for-sale and short-term	191,229	228,570
Other investments	10,702	5,905
Total net investment income	201,931	234,475
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(43,495)	(19,737)
Portion of other-than-temporary impairment recognized in other comprehensive income	30,206	(4,420)
Net other-than-temporary impairment losses recognized in earnings	(13,289)	(24,157)
Net realized investment gains	50,854	29,401
Change in fair value of credit derivatives:
Realized gains and other settlements	2,519	2,088
Unrealized gains (losses)	42,227	11,491
Net change in fair value of credit derivatives	44,746	13,579
Derivative products	(51,858)	(117,511)
Net realized gains (losses) on extinguishment of debt	81	—
Other income (expense)	5,206	8,206
Income (loss) on variable interest entities	38,130	(34,574)
Total revenues	473,933	321,810
Expenses:
Losses and loss expense (benefit)	(431,642)	6,608
Insurance intangible amortization	115,200	109,878
Underwriting and operating expenses	75,402	75,332
Interest expense	85,980	96,122
Goodwill impairment	514,511	—
Total expenses (benefit)	359,451	287,940
Pre-tax income before reorganization items	114,482	33,870
Reorganization items	—	211
Pre-tax income	114,482	33,659
Provision for income taxes	8,464	3,414
Net income	$106,018	$30,245
Less: net (gain) loss attributable to noncontrolling interest	(401)	(242)
Net income attributable to common shareholders	$106,419	$30,487

Net income per share	$2.36	$0.68
Net income per diluted share	$2.30	$0.65

Weighted-average number of common shares outstanding:
Basic	45,173,671	45,083,831
Diluted	46,352,214	47,027,084

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	September 30, 2015	June 30, 2015
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $4,869,500 and $4,813,186)	$4,956,876	$4,892,421
Fixed income securities pledged as collateral, at fair value (amortized cost: $64,556 and $34,732)	64,972	34,903
Short-term investments, at fair value (amortized cost: $364,784 and $197,070)	364,780	197,070
Other investments (includes $290,723 and $331,697 at fair value)	314,934	354,784
Total investments	5,701,562	5,479,178
Cash and cash equivalents	27,099	33,965
Receivable for securities	9,749	2,890
Investment income due and accrued	25,113	25,279
Premium receivables	895,446	936,924
Reinsurance recoverable on paid and unpaid losses	68,319	76,005
Deferred ceded premium	105,673	112,247
Subrogation recoverable	982,202	981,402
Loans	5,499	5,674
Derivative assets	91,088	80,661
Current taxes	985	—
Insurance intangible asset	1,279,448	1,339,427
Goodwill	—	514,511
Other assets	199,294	163,075
Variable interest entity assets:
Fixed income securities, at fair value	2,679,895	2,747,181
Restricted cash	5,895	5,944
Investment income due and accrued	3,940	1,296
Loans, at fair value	12,183,061	13,005,216
Other assets	2,651	2,761
Total assets	$24,266,919	$25,513,636
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,428,230	$1,528,269
Loss and loss expense reserves	4,237,515	4,367,414
Ceded premiums payable	57,651	58,002
Obligations under investment agreements	100,358	112,215
Deferred taxes	1,957	1,955
Current taxes	—	1,670
Long-term debt	1,123,003	977,751
Accrued interest payable	334,999	339,006
Derivative liabilities	375,835	342,784
Other liabilities	59,809	57,653
Payable for securities purchased	87,697	5,494
Variable interest entity liabilities:
Accrued interest payable	5,855	3,244
Long-term debt, at fair value	12,791,012	13,595,792
Derivative liabilities	2,033,795	2,075,009
Other liabilities	166	167
Total liabilities	22,637,882	23,466,425
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,036,587 and 45,005,932	450	450
Additional paid-in capital	189,981	190,414
Accumulated other comprehensive income	72,887	95,362
Accumulated earnings	1,091,946	1,486,696
Treasury stock, shares at cost: 16,066 and 2,459	(256)	(56)
Total Ambac Financial Group, Inc. stockholders’ equity	1,355,008	1,772,866
Noncontrolling interest	274,029	274,345
Total stockholders’ equity	1,629,037	2,047,211
Total liabilities and stockholders’ equity	$24,266,919	$25,513,636